EXHIBIT 99.7

September 15, 2009

Consent of Deutsche Bank Securities Inc.

We hereby consent to (i) the inclusion of our opinion letter, dated February 9, 2009, to the Board of Directors of Live Nation, Inc. as Annex F to the Joint Proxy Statement / Prospectus forming part of this Amendment No. 2 to Registration Statement on Form S–4, and (ii) references made to our firm and such opinion in such Joint Proxy Statement / Prospectus under the captions entitled “Summary—Opinions of Financial Advisors,” “The Merger—Live Nation’s Reasons for the Merger,” “The Merger—Background of the Merger” and “The Merger—Opinions of Live Nation’s Financial Advisors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the Rules and Regulations Promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Don Birchenough
Name:	Don Birchenough
Title:	Managing Director

By:	/s/ Bruce Evans
Name:	Bruce Evans
Title:	Managing Director